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Exhibit 3.3


                           CERTIFICATE OF AMENDMENT TO THE
                           CERTIFICATE OF INCORPORATION OF
                       EQUITY COMPRESSION SERVICES CORPORATION
                    (FORMERLY KNOWN AS HAWKINS ENERGY CORPORATION)


TO:  THE SECRETARY OF STATE OF OKLAHOMA
     State Capitol Building
     Oklahoma City, Oklahoma  73105

     The undersigned Oklahoma corporation, for the purpose of amending its Certificate of Incorporation as field on June 30, 1989, and as amended on December 19, 1996, as provided by Section 1077 of the Oklahoma General Corporation Act, hereby certifies:

     1.   That the name of the corporation is:

               Equity Compression Services Corporation

     2.   The name of the corporation has been changed to

               OEC Compression Corporation

     3. The first sentence of Article Fourth of the Certificate of Incorporation is hereby amended to read as follows:

               "The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 61,000,000, 60,000,000 of which shall be Common Stock of the par value of $.01 per share (hereinafter called 'Common Stock') and 1,000,000 of which shall be Preferred Stock of the par value of $1.00 per share (hereinafter called 'Preferred Stock')."

     4. All other remaining provisions of the Certificate of Incorporation not amended hereby shall remain unchanged and in full force and effect.

     That the Board of Directors, acting by unanimous written consent without a meeting pursuant to Section 1027 of the Oklahoma General Corporation Act, approved and adopted the foregoing amendment to the Certificate of Incorporation of said corporation (the "Amendment"), declaring the Amendment to be advisable and calling a meeting of the shareholder of said corporation for consideration thereof.


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     That thereafter, pursuant to said resolution of the Board of Directors of said corporation, the shareholders of said corporation, approved and adopted the proposed Amendment pursuant to written Consent signed by, the holders of a majority of the outstanding shares of Common Stock pursuant to Section 1073 of Oklahoma General Act.

     IN WITNESS WHEREOF, said HAWKINS ENERGY CORPORATION, has caused its corporate seal to be affixed hereto and this Amendment to be signed by its President and Secretary this 11th day of March, 1998.


                                       EQUITY COMPRESSION SERVICES
                                       CORPORATION
ATTEST:

By: /s/ Jack D. Brannon                By: /s/ Matthew S. Ramsey
   Jack D. Brannon                        MATTHEW S. RAMSEY













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